Federal Home Loan Bank of Des Moines
announcement

May 11, 2017

FHLB Des Moines Approves First Quarter 2017 Dividend

The FHLB Des Moines (the Bank) Board of Directors has approved a first quarter 2017 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent, unchanged from prior quarter. The dividend approved for membership capital stock was at an annualized rate of 1.00 percent, an increase of 0.25 percent from prior quarter. Dividend payments totaling $50 million are expected to be paid on May 15, 2017.

The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 3.10 percent; however, the effective combined dividend rate on the total capital stock held by each shareholder will depend on their level of activity with the Bank during the first quarter.

Earlier today the Bank filed its First Quarter 2017 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the first quarter was provided in a Form 8-K earnings release filed with the SEC on April 27, 2017. These filings are available at www.fhlbdm.com or www.sec.gov.